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                            ASSET PURCHASE AGREEMENT

                          DATED AS OF OCTOBER 31, 2000

                                     BETWEEN

                         MID-ILLINOIS NEWSPAPERS, INC.,

                                 AS THE COMPANY

                                       AND

                      LIBERTY GROUP ILLINOIS HOLDINGS, INC.

                                  AS THE BUYER





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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of October 31, 2000, is by and between Mid-Illinois Newspapers, Inc., an Illinois corporation (the "Company"), and Liberty Group Illinois Holdings, Inc., a Delaware corporation (the "Buyer").

                                    RECITALS

     A. The Company is engaged in the business of publishing, marketing and distributing the Pekin Daily Times, a daily newspaper in Pekin, Illinois, and The Review, a weekly total market coverage publication distributed to all non-subscribers to the Pekin Daily Times, in the Pekin, Illinois area (each individually a "Publication" and collectively, the "Publications"). Such business is referred to herein as the "Business".

     B. The Buyer desires to purchase from the Company, and the Company desires to sell, transfer, assign and convey to the Buyer, the assets of the Company used or held for use in connection with the operation of the Business, for the consideration, upon the terms and subject to conditions set forth in this Agreement.

                                    AGREEMENT

     In consideration of the premises and the respective representations, warranties and covenants of the Buyer and the Company set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   PURCHASE AND SALE OF THE ASSETS.

     1.1. Assets to be Sold. Subject to compliance with all the terms and conditions of this Agreement and in reliance on the representations and warranties set forth in this Agreement, the Company agrees to sell, convey, assign, transfer and deliver to the Buyer, and the Buyer agrees to purchase from the Company, for the consideration hereinafter set forth, all of the Company's right, title and interest in and to all of the assets of the Company used or held for use in connection with the operation of the Business, whether tangible, intangible, real, personal or mixed, including, but not limited to, the Company's rights under all Contractual Obligations (as hereinafter defined) other than the Excluded Contracts (as hereinafter defined), the Real Estate (as hereinafter defined) located in Pekin, Illinois, the machinery, equipment, inventory and supplies listed on Schedule 1.1 attached hereto and the proprietary rights, licenses, permits, business and technical records (including proprietary and other records) of the Company used or held for use in connection with or related to the operation of the Business (other than the employment and personnel records of employees engaged in the Business who (i) are not hired by the Buyer or (ii) are hired by the Buyer but from whom neither the Company nor the Buyer has obtained, or does thereafter obtain, written releases or consents regarding the release or transfer thereof to the


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Buyer) and the Company's right, title and interest in and to the names "Pekin
Daily Times" and "The Review" and all derivations thereof (collectively, the "Assets").

     1.2. Consideration. Subject to adjustment as provided in Section 1.4 hereof, as consideration for the Assets, the Buyer shall pay to the Company $9,000,000 (the "Initial Purchase Price") and assume on the Closing Date and thereafter satisfy and discharge the Assumed Liabilities. For purposes hereof, the term "Assumed Liabilities" shall mean (a) Current Liabilities (as hereinafter defined) to the extent and in the amounts set forth on the Closing Balance Sheet (as hereinafter defined), and (b) all payment and performance obligations arising after the Closing Date (other than obligations arising from breaches or defaults occurring prior to the Closing Date and obligations under any Plan of the Company) under any Contractual Obligations that relate exclusively to the Business (other than Excluded Contracts). Notwithstanding the foregoing, the term "Assumed Liabilities" does not include (i) any Environmental Liabilities, (ii) any Liabilities (as hereinafter defined) for income Taxes (as hereinafter defined), (iii) any Liabilities for other Taxes (except to the extent of the accruals for such Taxes reflected on the Closing Balance Sheet as Current Liabilities) for any period, or portion thereof, on or prior to the Closing Date, or arising from the transactions contemplated by this Agreement,
(iv) any Liabilities arising in tort, arising out of or based upon any state, federal or local statutory cause of action, (v) any Liabilities relating to or arising in respect of (A) any breach of, default under or noncompliance with any Contractual Obligation or (B) any Excluded Contract, (vi) notwithstanding any applicable law, statute or Code (including, but not limited to any provision of ERISA) to the contrary, any Liabilities with respect to any Plan (as defined herein), (vii) any Liabilities relating to the payment of severance or other amounts, or the provision of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or disability benefits, to current or former employees of the Company, (viii) any Liabilities relating to or arising out of or with respect to any trade accounts payable, current liabilities, accrued liabilities or other accounts payable or other Trade Debt (as hereinafter defined) owed by the Company to any shareholder of the Company or any of its affiliates, (ix) any Liabilities with respect to Indebtedness, (x) any Liabilities under any real property lease of the Company or otherwise which relates to Real Estate included in the Assets or arising from, out of or in connection with the pre-Closing operations of the Company or the Business or any conditions existing as of or events occurring prior to the Closing or (xi) any Liabilities under or relating to any Excluded Asset (as hereinafter defined). Without limiting the generality of the foregoing, the Buyer shall not assume, or be liable or responsible for, any liabilities, obligations or commitments of the Company, other than the Assumed Liabilities.

     1.3. Adjustment to Purchase Price. In determining the purchase price to be paid to the Company by the Buyer for the Assets, the parties have assumed that the Net Working Capital (as hereinafter defined) would be zero. Accordingly, the Purchase Price shall be subject to adjustment after the Closing as specified in this Section 1.3.

     (a) As promptly as practicable after the Closing Date, and in any event on or before the expiration of ninety (90) days from the Closing Date, the Company shall prepare or cause to be prepared, and shall furnish to the Buyer, a balance sheet of the Business (the "Closing Balance

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Sheet") as of 11:59 p.m. (Central Standard time) on the day prior to the Closing
Date (the "Price Determination Time"). Except as set forth in paragraph (d) of this Section 1.3, the Closing Balance Sheet shall be prepared in a manner consistent with the preparation of the April Balance Sheet (as hereinafter defined), as the April Balance Sheet is adjusted to reflect the adjustments necessary to conform the April Balance Sheet to the accrual method of accounting, after giving effect to the transactions contemplated by this Agreement to occur on or prior to the Closing Date but prior to the application of purchase accounting to reflect the acquisition of the Assets pursuant to this Agreement. The Company shall also prepare (or cause to be prepared) and furnish to the Buyer not later than the date by which the Closing Balance Sheet is required to be delivered, a written statement based upon the Closing Balance Sheet reflecting only those assets and liabilities of the Company as of the Price Determination Time which are required to be included in the determination of the Net Working Capital in accordance with this Section 1.3 and calculating the Net Working Capital (collectively the "Statement"). The Buyer and the
Buyer's accountants shall have access during normal business hours to all documents, records, work papers, facilities and personnel reasonably necessary to review the Closing Balance Sheet and the Statement.

     (b) If the Net Working Capital (as hereinafter defined) is less than zero, the Company shall pay to the Buyer (by wire transfer of immediately available funds to the account or accounts designated by the Buyer), within two (2) business days of the final determination of the Net Working Capital (the "Settlement Date"), an amount equal to the Net Working Capital. If the Net Working Capital is greater than zero, the Buyer shall pay to the Company (by wire transfer of immediately available funds to the account or accounts designated by the Company) on or prior to the Settlement Date an amount equal to the Net Working Capital.

     (c) If the Buyer disputes any of the elements or amounts reflected on the Closing Balance Sheet or the Statement or the Company's determination of the Net Working Capital (a "Dispute"), the Buyer shall give the Company written notice of such Dispute within thirty (30) days of receipt of the Closing Balance Sheet, the Statement and the Company's determination of the Net Working Capital. If, after good faith negotiations, the Company and the Buyer are unable to resolve the Dispute within thirty (30) days of the Buyer giving the Company notice of the Dispute, the Buyer and the Company shall promptly submit the Dispute to Arthur Andersen LLP or another independent public accountant selected by mutual agreement of the Company and the Buyer (the "Independent Accountant") for resolution. In connection with the resolution of any Dispute, the Independent Accountant shall have reasonable access during normal business hours to all documents, records, work papers, facilities and personnel of the parties reasonably necessary to perform its functions hereunder. The Independent Accountant's function shall be to review only those items set forth on the Closing Balance Sheet, the Statement or the Company's calculation of the Net Working Capital that are the subject of the Dispute. The decision of the Independent Accountant shall be final and binding on the parties. The fees and expenses of the Independent Accountant shall be shared equally by the Company and the Buyer.

     (d) For purposes of this Agreement, "Net Working Capital" means an amount equal to the difference between (A) the sum of the aggregate book value of the Current Assets as of the

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Price Determination Time and (B) the sum of the aggregate book value of the
Current Liabilities as of the Price Determination Time, all as determined in accordance with this Section 1.3 and the Closing Balance Sheet. For such purposes, (1) "Current Assets" means the following current assets of the Company to the extent included in the Assets: (i) accounts receivable, including classified and advertising receivables included in the Assets but only to the extent that they are collected by the Buyer within ninety (90) days after the Closing Date, (ii) inventory included in the Assets (which shall be valued for such purposes at its current market value as of the Price Determination Time and which shall consist for these purposes solely of newsprint, ink, plates, and film, and (iii) prepaid expenses (other than prepaid insurance) and deposits included in the Assets, but the following assets shall not be included in Current Assets: (A) the Excluded Assets, (B) all deferred income tax benefits or similar assets, and (C) receivables from any shareholder of the Company or any of the Company's affiliates and (2) "Current Liabilities" means the current liabilities of the Company incurred in connection with the operation of the Business and set forth on the Closing Balance Sheet including, but not limited to, (i) all accounts and notes payable and expenses accrued or required to be accrued in accordance with the accrual method of accounting, including, without limitation, the following (whether or not required to be accrued in accordance with the accrual method of accounting: an accrual with respect to rent, utilities, sick pay, wages, commissions, real property Taxes (with respect to such real property Taxes for any real property based upon 110% of the most recent ascertainable real property Taxes for such real property) and withholding Taxes and (ii) unearned subscription and advertising income.

     (e) For purposes of this Agreement, "Indebtedness" shall mean (i) any indebtedness of the Company for borrowed money, whether current or funded, secured or unsecured, (ii) any indebtedness of the Company for the deferred purchase price of any assets or services (other than trade payables and accruals incurred in the ordinary course of business consistent with past practice),
(iii) any indebtedness of the Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) any indebtedness of the Company secured by a purchase money mortgage, lien or other encumbrance to secure all or part of the purchase price of property subject to such mortgage, lien or other encumbrance, (v) any obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which the Company is liable as lessee, (vi) any liability of the Company in respect of banker's acceptances or letters of credit (contingent or otherwise), (vii) any indebtedness, whether or not assumed, secured by mortgages, liens or other encumbrances on property acquired by the Company at the time of acquisition thereof, or (viii) any indebtedness referred to in clause (i), (ii), (iii), (iv), (v), (vi) or (vii), above which is directly or indirectly guaranteed by the Company or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

     1.4. Excluded Assets. Notwithstanding Section 1.1, the term "Assets" shall not include the Excluded Assets (as hereinafter defined). The Company shall not sell, but shall retain its


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right, title and interest in and to, the Excluded Assets. For purposes of this
Agreement, "Excluded Assets" means the following assets of the Company:

             (i) cash and cash equivalents;

            (ii) the Company's existence, articles of incorporation and other corporate records;

           (iii) the Contractual Obligations listed on Schedule 1.4(iii) and any Contractual Obligations between the Company and any affiliate of the Company (collectively, the "Excluded Contracts");

            (iv) the Company's rights under this Agreement;

             (v) all tangible assets of the Company which are not used or held for use in connection with the operation of the Business;

            (vi) all intangible assets of the Company which are not used or held for use in connection with the operation of the Business;

           (vii) the employment and personnel records of any employees listed in
                 Schedule 2.17 who (i) are not hired by the Buyer or (ii) who are hired by the Buyer but from whom neither the Company nor the Buyer has obtained, or does thereafter obtain, written releases or consents regarding the release or transfer thereof to the Buyer; and

          (viii) those assets described on Schedule 1.4(viii).

     1.5. The Closing. The closing (the "Closing") shall be held by mail and/or telephonically at the offices of Katten Muchin Zavis, 525 W. Monroe, Chicago, Illinois, at 10:00 a.m. (Central Standard Time) on November 1, 2000 or on such other date and at such place as the Buyer and the Company may agree upon in writing (the "Closing Date"). With respect to the Owned Real Estate (as hereinafter defined), the Closing shall be effected through an escrow closing in accordance with the terms of this Section 1.5 in order to have the Buyer's title to the Owned Real Estate insured at, and contemporaneously with, the Closing without a "gap" in coverage from the time of the Closing until the time of recording of the deeds with respect to the Owned Real Estate. The closing escrow shall be established with and administered by First American Title Insurance Company (the "Title Insurance Company") on the Closing Date. The closing escrow shall be established and administered pursuant to written escrow instructions in the form of Exhibit A attached hereto (the "Escrow Instructions"). This Agreement shall not be merged into or otherwise modified by said Escrow Instructions. On the Closing Date, the Initial Purchase Price will be paid to the Company (by wire transfer of immediately available funds to the account designated by the Company.

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     1.6. Allocation of the Purchase Price. The consideration for the Assets set forth in Section 1.2, as adjusted pursuant to Section 1.3, shall be allocated among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and as set forth on Schedule 1.6 attached hereto. The parties agree to make all filings required under Section 1060 of the Code consistent with the allocation of such consideration so agreed upon.

     2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Buyer that:

     2.1. Due Authorization and Existence. The Company has the requisite power and authority to enter into, execute, deliver and perform this Agreement and the Noncompetition Agreement (collectively, the "Transaction Documents"), and to consummate all transactions contemplated hereby and thereby, and has taken all action required to authorize such execution, delivery and performance. Each of the Transaction Documents to which the Company is a party is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

     2.2. Corporate Organization and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company has full requisite power and authority to carry on the Business and to own and use the properties owned and used by it in connection with the operation of Business. The Company is duly qualified to do business in and is in good standing under the laws of the State of Illinois. All necessary action on the part of the Company required for the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, has been taken. The principal place of business of the Company is at 100 Broadway, Mattoon, Illinois 61938, and the books and records of the Company related to the Business are kept at such office. The books and records of the Company related to the Business, as made available to the Buyer and its representatives, are accurate and complete in all material respects.

     2.3. No Violation or Approval. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company, any statute applicable to the Company or any agreement to which the Company is a party or by which the Company or any of the Assets are bound, any fiduciary duty or any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over the Company or the Assets. No consent, approval, order or authorization of, or negotiation, declaration or filing with, any governmental authority or entity or other party is required of the Company in connection with the execution,


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delivery and performance of this Agreement and the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

     2.4. Financial Statements. (a) The Company has furnished the Buyer with copies of the following financial statements: (i) unaudited financial statements of the Company for the year ended April 30, 2000 consisting of a balance sheet as of such date and operating statements prepared for internal use for the year ended on such date (the "April Company Financial Statements"), (ii) the unaudited financial statements of the Business for the year ended April 30, 2000 consisting of a balance sheet of the Business as of April 30, 2000 (the "April Balance Sheet") and operating statements prepared for internal use for the year ended on such date (together with the April Balance Sheet, the "April Financial Statements"), (iii) the unaudited financial statements of the Company for the five months ended September 30, 2000 consisting of a balance sheet as of such date and operating statements prepared for internal use for the five-month period ended on such date (the "September Company Financial Statements;" together with the April Company Financial Statements, the "Company Financial Statements"), and (iv) the unaudited financial statements of the Business for the five months ended September 30, 2000 consisting of a balance sheet as of such date (the "September Balance Sheet") and operating statements prepared for internal use for the five-month period ended on such date (together with the September Balance Sheet, the "September Financial Statements").

     (b) The April Financial Statements and the September Financial Statements present fairly the financial condition of the Business as of their respective dates and the results of operations for the periods referred to therein and were prepared on a basis consistent from period to period in accordance with the cash method of accounting, and all necessary adjustments to conform such Financial Statements to the accrual method of accounting are set forth on such Financial Statements. Set forth on Schedule 2.4(b) is an accurate and complete description of the adjustments to the April Financial Statements and the September Financial Statements that would be necessary for such Financial Statements to comply with United States generally accepted accounting principles, consistently applied ("GAAP"). The accounts receivable included in the Assets represent bonafide receivables that will be collected by the Buyer within ninety (90) days of the Closing Date. The Company Financial Statements present fairly the financial condition of the Company as of their respective dates and the results of operations for the periods referred to therein and were prepared on a basis consistent from period to period in accordance with the cash method of accounting, with all necessary adjustments to conform to the accrual method of accounting.

     2.5. Liabilities; Absence of Changes; Operations in Ordinary Course.

          2.5.1. Except as set forth on Schedule 2.5.1 and except for Permitted Liabilities (as hereinafter defined), the Company does not have any Liabilities related to, or arising out of or in connection with the operation of, the Business. For purposes of this Agreement, (i) "Liability" or "Liabilities" means any, direct or indirect, Indebtedness, liability, claim or obligation, fixed or unfixed, matured or unmatured, known or unknown,

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     asserted or unasserted, liquidated or unliquidated, secured or unsecured, contingent or otherwise, including but not limited to Environmental Liabilities and Liabilities for Taxes (as hereinafter defined), (ii) "Permitted Liabilities" means (A) trade accounts payable and accruals of expenses of the Company arising exclusively out of or in connection with the operation of the Business (other than Liabilities with respect to income Taxes) and reflected on the September Balance Sheet or arising in the ordinary course of the Business in accordance with past practices since September 30, 2000 ("Trade Debt"), and (B) Liabilities of the Company arising after the Closing under or with respect to the executory portion of the Contractual Obligations (as hereinafter defined) (other than Liabilities relating to breaches or defaults by the Company under, or with respect to, any such Contractual Obligations prior to the Closing), (iii) "Tax" or "Taxes" shall mean any income, corporation, gross receipts, profits, gains, capital stock, duty, franchise, withholding, social security (including any social security charge or premium), unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any governmental entity (whether national, local, municipal or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary Liability in respect of any tax (whether by applicable tax law, contractual agreement or otherwise) and any Liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, and (iv) "Environmental Liabilities" shall mean (x) Liabilities and obligations, under any federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees and the common law applicable to the Business or the Company or any of its properties, assets, operations and businesses relating to the protection of the environment or contamination of any type whatsoever, including but not limited to, contamination resulting from Hazardous Substances (as hereinafter defined) (collectively, "Environmental Laws"), including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Substances and (y) any other Liabilities arising out of or in connection with or relating to Hazardous Substances or relating to the protection of the environment generally. All Trade Debt outstanding as of the Closing shall be included as Current Liabilities on the Closing Balance Sheet.

          2.5.2. Except as set forth on Schedule 2.5.2, since May 1, 2000, none of the tangible Assets has undergone any adverse change in its condition or suffered any damage, destruction or loss (whether or not covered by insurance), except for inventory consumed in the ordinary course of business. Since May 1, 2000, the Business has been conducted in the ordinary course, in accordance with past practices, and there has been no
     (a) material adverse change in the Business or its condition (financial or otherwise), assets, operations or prospects, or (b) event or condition which, directly or indirectly, individually or collectively, could reasonably be expected to have such an effect.

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          2.5.3. Since May 1, 2000, except as expressly contemplated by this
     Agreement, the Company has not: (i) increased the compensation of any of the officers of the Company or employees of the Business other than in the ordinary course of the Business consistent with past practices; (ii) incurred any Indebtedness in connection with the operation of the Business not paid or discharged in full at or prior to the Closing; (iii) entered into or performed any contract, agreement, deed, mortgage, lease, license, other instrument, commitment, undertaking, arrangement or understanding, or other transaction in connection with the Business, not in the ordinary course of the Business and consistent with past practices; (iv) made any loan or advance of funds or assets of the Business of any kind to, or forgiven any loan or advance relating to the Business to, any person, entity or business organization, other than in the ordinary course of business consistent with past practices; (v) made any distribution of fixed assets of the Business to any person, entity or business organization; (vi) made or authorized any individual capital expenditure relating to the Business in excess of $10,000 or made or authorized capital expenditures relating to the Business of more than $100,000 in the aggregate; (vii) sold, transferred or otherwise disposed of assets or properties, real, personal, tangible or intangible, or mixed relating to the Business, having a value in excess of $10,000 in the aggregate, other than newspapers sold, or inventory used or consumed, in the ordinary course of business consistent with past practices; (viii) made any change in or revoked any tax election or any agreement or settlement relating to the Business with any taxing authority; (x) paid, discharged or satisfied any Liability relating to or arising in connection with the Business, other than the payment, discharge, or satisfaction of Liabilities in the ordinary course of business, (xi) made any change in any method of accounting or keeping of books of account or accounting practices or principles relating to the Business; (xii) paid any amounts to obtain the consents or approvals required by this Agreement or the transactions contemplated hereby; (xiii) paid any Taxes relating to the Business, except in the ordinary course of business consistent with past practices; or (xiv) entered into any agreement, whether oral or written, to do any of the foregoing.

     2.6. Taxes. The Company has duly filed on a timely basis all Tax returns that are required to be filed in respect of the Company or any of the Plans (as hereinafter defined), and all such Tax returns were true, accurate and complete in all respects. The Company has paid all Tax Liabilities of the Company (including interest and penalties) that have become due. The Company has paid as of the date hereof, and will have paid as of the Closing Date, all required withholding Taxes due on or prior to the date hereof and the Closing Date, respectively, with respect to current or former employees, independent contractors, creditors, shareholders, or other third parties.

     2.7. Title to Assets. The Company has good and marketable title to all of the assets used or held for use in connection with the operation of the Business that are reflected in the September Balance Sheet as owned by it (other than assets disposed of or consumed since September 30, 2000 in the ordinary course of business or as permitted by this Agreement) or acquired by the Company since September 30, 2000, including, but not limited to, title to or unfettered right to the use of

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the mastheads, trade names, trademarks, service marks and other marks, names and proprietary rights set forth on Schedule 2.7 hereto, free and clear of any and all liens, claims, charges, encumbrances, security interests or other rights of any other persons and entities (collectively, "Liens"). No claim has been asserted by any person or entity to prevent or in any way limit the use by the Company of any of the Assets or challenging the validity or effectiveness of the Company's ownership thereof and the Company is not aware of any such claims. Other than assumed business name filings filed with the Secretary of State of the State of Illinois, the Company has not registered the mastheads, trade names, trademarks, service marks or other marks and names the Company uses in connection with the operation of the Business. None of the Company's rights in the Assets arises pursuant to contract rights (i) that by their terms are not assignable without the consent of the other contracting party or parties, (ii) that may be terminated by the other party thereto as a result of the consummation of the transactions contemplated hereby or (iii) in respect of which the consummation of the transactions contemplated hereby would create a default. The Assets include all assets necessary to conduct the Business as presently conducted by the Company. Without limiting the generality of the foregoing, except as indicated on Schedule 2.7, the Company uses no furniture, fixtures or equipment in connection with the operation of the Business which it does not own. Except as disclosed on Schedule 2.7, no affiliate of the Company owns, leases, uses or possesses any property or assets, whether real or personal, tangible or intangible which are used or held for use by the Company in connection with the operation of the Business.

     2.8. Real Estate. (a) (i) Schedule 2.8(a)(i) lists all real property and improvements owned by the Company and used or held for use in connection with the Business (the "Owned Real Estate"). The Company has good and clear record and marketable fee simple title to the Owned Real Estate, free and clear of any pledge, Lien, security interest, mortgage, deed of trust, right, restriction, easement, lease, encumbrance, claim of equitable interest (collectively "Encumbrances"), other than the Encumbrances set forth on Schedule 2.8(a)(ii) attached hereto ("Permitted Exceptions").

     (b) Schedule 2.8(b) lists all other real property used or held for use by the Company in connection with the Business, all of which is leased by the Company from third parties, and indicates with respect to each such parcel of real property, the owner thereof (the "Leased Real Estate"; the Owned Real Estate and the Leased Real Estate are collectively referred to herein as the "Real Estate"). Accurate and complete copies of all existing lease agreements with respect to the Leased Real Estate have heretofore been delivered to the Buyer. The Company has not exercised any option to purchase any parcel of Leased Real Estate.

     (c) The Real Estate is in compliance with the terms of the instruments that constitute the Permitted Exceptions. None of the Permitted Exceptions interferes with the Company's current use or operations at or on the Real Estate. Except as set forth in Schedule 2.8(c), to the Company's knowledge, all buildings located on the Real Estate are in compliance with all applicable statutes, ordinances, rules and regulations, federal, state and local (including, but not limited to, applicable zoning and other land use restrictions) ("Legal Requirements"). There has been no construction on the Real Estate within the six (6) months prior to the date hereof. No work for municipal improvements has been commenced on or in connection with any of the Real Estate or any street adjacent thereto. No notice from any county, township or other governmental body has been received by the Company or has been served upon the Real Estate requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with the Real Estate. No notice has been received by the Company or has been served upon the Real Estate stating that, and the Company has no knowledge that, the buildings on the Real Estate, or the business presently conducted thereon by the Company, are not in compliance with any applicable Legal Requirements.

     2.9. Operating Condition and Repair. The tangible Assets, including, but not limited to, the Owned Real Estate, comprise all of the tangible assets that the Company has used in connection with the operation of the Business and such assets have been sufficient for the Company to operate the Business in accordance with past practices. Except as set forth in this Agreement, the Company makes no representations or warranties with respect to the condition or fitness for use or purpose of the tangible Assets, or any of them, including, but not limited to, the Owned Real Estate.

     2.10. Advertisers; Subscribers; Circulation. The Company has no knowledge that any person or entity that currently purchases advertising space on a regular basis from either Publication intends to reduce such purchases or that any existing or potential competitor intends to take any action with respect to any market in which either Publication is sold or distributed (including, but not limited to, the publication and marketing of a new newspaper or expanded circulation into the geographic area served by either Publication or the alteration of the format, schedule, advertising rates, subscription price, distribution methods or practices or marketing efforts of an existing newspaper). The Company has furnished to the Buyer (i) the total paid circulation and the total unpaid circulation for each Publication as of April 30, 2000 and as of September 30, 2000, (ii) a list of the 10 businesses or entities that generated the greatest amount of advertising revenues for each Publication during the period from May 1, 1999 through April 30, 2000 and during the period from May 1, 2000 through September 30, 2000, (iii) a list of all advertisements published in each Publication during the period from May 1, 1999 through April 30, 2000 and during the period from May 1, 2000 through September 30, 2000 in exchange for goods or services, as opposed to cash payment, (iv) a schedule of all sales during the period from May 1, 2000 through September 30, 2000 of, commitments during such period to sell, or representations during such period that it will sell, advertising space in either Publication to any party at a rate below the published rate for the type of advertising sold or to be sold, (v) an accounts receivable aging as of September 30, 2000 of the Business, and (vi) a description of any circulation drives, including, but not limited to, any discounting or other promotional programs relating to the Business, occurring in the period from May 1, 2000 through September 30, 2000. All of the information specified in subsection (i) of the preceding sentence as furnished to the Buyer is true, correct and complete in all respects and all of the information specified in subsections (ii) through (vi) of the preceding sentence as furnished to the Buyer is true, correct and complete in all material respects. To the Company's knowledge, the Company has met and fulfilled all qualification standards and done all acts under any state or local law, rule, regulation or ordinance with respect to requirements to publish legal notices insofar as those requirements relate to the types of legal notices heretofore published in the Publications. The Company has delivered to the Buyer an accurate and complete copy of the current published rates for advertising in each Publication. The average daily paid circulation for the Pekin Daily Times, as determined for reporting to the Audit Bureau of Circulation, for each of the twelve month period ended April 30, 2000 and the one month period ended September 30, 2000 will equal or exceed 12,500.

     2.11. Operations in Conformity With Law; Litigation. To the Company's knowledge, the Company is not, and has not been, in violation of, or in default, in any material respect, under, any law, statute, standard, ordinance, code, order, rule, regulation, judgment or decree, whether heretofore or now in effect, relating to the ownership or operation of the Business or the Publication or the ownership or use of the Assets. Without limiting the foregoing, to the Company's knowledge, each of the tangible Assets owned by the Company, including, but not limited to, the Real Estate, is in compliance, in all material respects, with all applicable Legal Requirements. Except to the extent set forth on Schedule 2.11 hereto, to the Company's knowledge, there are no pending or threatened claims, investigations, lawsuits, administrative proceedings (including, but not limited to, with respect to harassment or discrimination with respect to an employee, or with respect to libel or slander) against the Company or any employee of the Company who performs services for or in connection with the Business (in its capacity as such or as a result of conduct during the course of employment) or any basis therefor.

     2.12. Welfare and Benefit Plans. Schedule 2.12 is a list of all severance pay, vacation, sick leave, medical, dental, life insurance, disability or other welfare plans, savings, profit sharing or other retirement plans and all bonus or other incentive plans, contracts, arrangements or practices maintained or contributed to by the Company and in which any one or more of the current or former employees of the Company (including beneficiaries of employees or former employees) who perform or who performed services for or in connection with the Business participates, is eligible to participate or has participated within the immediately preceding six years (the "Plans"). Each of the Plans maintained by the Company which is intended to be "qualified" within the meaning of section 401(a) of the Code and any trust maintained in connection with any of the Plans which trust is exempt under section 501(a) of the Code (a) has been determined by the IRS to be so qualified and exempt, as the case may be, and such determinations have not been modified, revoked or limited and nothing has occurred (or failed to occur) since the receipt of such determination letters that would adversely affect any such Plan's qualification or any such trust's exempt status or (b) is a prototype standardized plan with respect to which the prototype plan sponsor has received an opinion letter from the IRS.

     2.13. Labor Relations. Except as set forth on Schedule 2.13, the Company is not a party to, bound by or operating under, any employment agreement, collective bargaining agreement or other agreement with any union in connection with the Business. To the Company's knowledge, there presently is no material existing dispute or controversy between the Company and any of its employees who perform services for or in connection with the Business. None of the Company's employees who perform services for or in connection with the Business is represented by a labor union and there has not been any labor union organizing activity by or among such employees. Neither the Company nor the Publication has engaged in any unfair labor practice. There is no labor strike, slowdown, stoppage, grievance or other labor difficulty pending or threatened against the Company or the Publication (and the Company is not aware of any basis therefor).

     2.14. Licenses. All material governmental or regulatory licenses and permits necessary in connection with the Company's possession, use and operation of the Real Estate and the other Assets or the operation of the Business are held by the Company and are in full force and effect and are listed in Schedule 2.14, no uncured violations have occurred in respect thereof, and there are no such potential violations, and no proceeding or investigation is pending or threatened that could have the effect, directly or indirectly, of revoking or limiting in any way any such licenses or permits, and neither the Company nor the Publication is currently the subject of any audit to determine compliance with any postal permits held in connection with the operation of the Business or to any order or determination arising out of any completed audit and affecting continued operations under such a permit. All reports filed with the United States Postal Service in connection with any postal permits held in connection with the operation of the Business were true and correct at the time such reports were filed. The Company makes no representation that any such licenses or permits may be assigned or assumed by the Buyer.

     2.15. Proprietary Rights; Year 2000 Matters. (a) Schedule 2.15(a) lists all trade names, trademarks, Internet domain names, patents, mastheads, service marks and copyrights owned or used by the Company in connection with the operation of the Business, together with the date of registration (if any) of each such mark or copyright. The Company holds common law rights to use all unregistered trademarks and copyrights used in connection with the operation of the Business in the geographic areas in which they are currently used. No other person uses or has used, in the geographic areas in which they are used by the Company, the mastheads, trade names, trademarks, service marks and other marks, names, copyrights and proprietary rights owned or used in connection with the operation of the Business. The Company's rights to each of such trade names, trademarks, mastheads, service marks and other marks, names, copyrights and proprietary rights are held by it free and clear of all Liens, and no claims have been asserted or are threatened by any person or entity to prevent or in any way limit the use or exercise by the Company of any of such Assets or challenging the validity or effectiveness of the ownership thereof by the Company.

           (b) To the knowledge of the Company, except as disclosed in Schedule 2.15(b), any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of any software owned by or licensed to or used by the Company in connection with the operation of the Business, or the computer systems and other equipment containing embedded microchips of the Company included in the Assets in either case owned or operated by or used in the conduct of the Business (including any such systems and other equipment supplied by others or with which the computer systems of the Company interface), and the testing of all such software, systems and other equipment as so reprogrammed, has been completed and paid for in full and such software, systems and other equipment currently functions properly, without material errors or omissions.

     2.16. Environmental Matters. Except as set forth on Schedule 2.16,

     (a) The Company has complied and the Company and the Real Estate are in compliance with all federal, state and local laws, ordinances, orders, rules regulations, and moratoria relating to the operation and occupancy of the Business and the Real Estate or any other real property previously leased or owned by the Company in connection with the operation of the Business, including, but not limited to, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Toxic Substances Control Act, as amended, the Emergency Planning and Community Right-To-Know Act of 1986, the Hazardous Material Transportation Act, as amended, and the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and all other applicable environmental laws.

     (b) To its knowledge, the Company does not have any Liability under any federal, state or local environmental laws or regulations, including any liability, responsibility, or obligation for fines or penalties, or for investigation, expense, removal, or remedial action to effect compliance with or discharge any duty, obligation, or claim under any such laws or regulations in connection with the operation of the Business. To the knowledge of the Company, there is no reason to believe that any such claims, actions, suits, proceedings, or investigations under such laws or regulations exist.

     (c) There never has been any and is no past or continuing release or threat of release of any hazardous or toxic substance, including, but not limited to, a "hazardous substance" as defined in 42 U.S.C. ss.9601(14), hazardous waste or other hazardous materials, oil, gasoline and other petroleum-based substances, PCBs and asbestos and asbestos containing materials (each, a "Hazardous Substance"), into the environment at, on or from the Real Estate or any real property previously leased or owned by the Company and used in connection with the Business.

     (d) There have been no Hazardous Substances of, or generated by, the Company that have been disposed of or come to rest at any site that has been included in any published federal, state or local "Superfund" site list or any other list of hazardous or toxic waste sites. There never have been any and are no underground or above-ground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste, as defined by the RCRA or comparable state or local laws, stored on, the Real Estate or any other real property previously owned or leased by the Company and used in connection with the Business.

     (e) There is no Hazardous Substance or other condition or use of the Real Estate or, during the Company's ownership or lease thereof, any other real property previously leased or owned by the Company and used in connection with the Business or their vicinities, whether natural or man-made, which poses a present or potential threat of damage to the health of persons, to property, to natural resources, or to the environment.

     (f) Schedule 2.16 identifies all environmental audits or assessments undertaken by or on behalf of the Company, or any third person, entity, business organization or governmental agency with respect to the Real Estate or any other real property previously owned, leased or used by the Company in connection with the Business and the results of groundwater and soil testing, underground storage tank tests, soil samples, and written communications with federal, state, or local governments on environmental and Occupational Safety and Health Act of 1970 matters relating thereto which are in the possession of, or reasonably obtainable by, the Company, and the Company has heretofore provided the Buyer with true, correct and complete copies of all such audits, assessments, studies, results tests samples and communications.

     2.17. Employees. Schedule 2.17 contains a true and complete list of the names, full, part-time or temporary status, annual salary and any salary, bonus, commission or other compensation arrangements, whether oral or written, of all of the employees of the Company who perform services for or in connection with the Business, as of the date hereof. Except as indicated on Schedule 2.17, each of such employees is actively engaged in employment with the Company, as of the date hereof, and is not currently receiving, and does not have pending any filings, claims or applications in connection with, disability benefits or workers' compensation with respect to their employment by the Company. Schedule
2.17 contains a true and complete list of names, titles, full, part-time, or temporary status, of any employees of the Company hired after June 30, 2000 to perform work related to the Business and the names of all whose employment with the Company has terminated since June 30, 2000.

     2.18. Contractual Obligations. Schedule 2.18 hereto contains a true and complete list of all contracts, agreements, deeds, mortgages, leases, licenses, instruments, commitments, undertakings, arrangements or understandings, written or oral which require or are likely to require the payment by the Company of an amount, or require the Company to provide goods or services having a fair market value or aggregate sales price, of more than $5,000 per annum, to which or by which the Company is a party or otherwise bound or to which or by which any of the Assets is subject or bound that are currently in effect and relate to or arise out of or in connection with the operation of the Business (collectively, "Contractual Obligations") other than advertising contracts and subscription agreements for the Publications entered into in the ordinary course of business consistent with the Company's past practices), including but not limited to:

           2.18.1. All outstanding offers of employment and all employment and consulting agreements;

           2.18.2. All Contractual Obligations (including, but not limited to, options) to sell or lease (as lessor) any property or asset used in the Business except newspapers in the ordinary course of business consistent with past practice;

           2.18.3. All Contractual Obligations pursuant to which the Company possesses or uses or has agreed to acquire (including, but not limited to, leases) any properties or assets;

           2.18.4. All other Contractual Obligations (including licenses) pursuant to which the Company possesses or uses any computer software, other than "off-the-shelf" personal computer software licensed pursuant to "shrink wrap" licenses;

           2.18.5. All Contractual Obligations with advertising customers of the Publications, except advertising contracts entered into in the ordinary course of business consistent with the Company's past practices;

           2.18.6. All Contractual Obligations involving profit participation features;

           2.18.7. All Contractual Obligations that would be violated, or pursuant to which a breach or default would occur, by the consummation of the transactions contemplated hereby; and

           2.18.8. All Contractual Obligations with suppliers or providers of goods or services to the Company, including, but not limited to, purchase orders, excluding any contract for the purchase of newsprint which will not be assigned to the Buyer.

           2.18.9. All Contractual Obligations for or relating to the borrowing of money, extensions of credit or Indebtedness;

           2.18.10. All Contractual Obligations involving or relating to indemnification;

           2.18.11. All Contractual Obligations limiting or restraining the Company from engaging or competing in any lines of business or geographic areas with any person, entity or business organization; and

           2.18.12. All Contractual Obligations with, or for the benefit of, any shareholder or any of its affiliates.

The Company has heretofore made available to the Buyer a true and complete copy of each of the written Contractual Obligations and a written description of each of the oral Contractual Obligations described above and in effect on the date hereof, including, but not limited to, all amendments and supplements thereto and all waivers thereunder. Neither the Company nor, to the Company's knowledge, any other party is in material default under or in material breach or material violation of, nor has an event occurred that (with or without notice, lapse of time or both) would constitute a default by the Company or any other party under any Contractual Obligation. The Company has a valid license for all computer software (including all copies) possessed or used by it in connection with the Business, including, but not limited to, "off-the-shelf" software, and the Company is in compliance with the terms of each such license in all material respects.

     2.19. Transactions with Affiliates. Except as set forth in Schedule 2.19 hereto, none of the officers, directors, members of management of the Company or affiliates of any such persons or entities, and no member of the immediate family of any such individuals, and no entity in which any such person or entity owns any beneficial interest, is a party to any agreement, arrangement, contract, commitment or transaction with the Company related to the Business or has any interest in any property used by the Company in connection with the Business.

     2.20. Inventories. All of the inventory of the Company included in the Assets is useful or saleable in the normal course of the Business.

     2.21. Brokers and Finders. Except for Dirks, VanEssen & Murray, whose fee will be payable solely by the Buyer, all negotiations relating to this Agreement and the Noncompetition Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any person or entity acting on behalf of the Company or any of its affiliates in such manner as to give rise to any valid claim against the Buyer for any brokerage or finder's commission, fee or similar compensation.

     2.22. Insurance. Schedule 2.22 is a true, complete, and correct list of all policies of insurance of which the Company is the owner or insured or covering any of the Assets, that are currently effective, indicating for each policy the carrier, risks insured, amounts of coverage, deductible, and expiration date. The Buyer acknowledges that such policies will no longer cover any of the Assets after the Closing Date.

     2.23. Corporate Names. The Company has not used during the last five (5) years and is not currently using any corporate, fictitious or assumed name other than the names listed on Schedule 2.23. The Company is entitled to use the name of the Publication and any other name under which it previously conducted or presently conducts the Business, without any liability or obligation to any other person, entity or business organization wherever the Company conducts the Business.

     2.24. Disclosure. Neither this Agreement, nor any of the other Transaction Documents nor any Schedule attached hereto or thereto nor any document furnished to the Buyer by the Company contains any untrue statement of a fact. To the Company's knowledge, there is no fact known by the Company relating to the Assets, the Publications or the Business which could materially adversely affect the Assets, the Publications or the Business which has not been disclosed in writing to the Buyer.

     3. REPRESENTATIONS OF THE BUYER. The Buyer represents and warrants to the Company as follows:

     3.1. Due Organization, Authorization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents and its obligations hereunder and thereunder and has taken all action required by law and its Certificate of Incorporation and bylaws to authorize such execution, delivery and performance. Each of the Transaction Documents is the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

     3.2. No Violation or Approval. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of, or a default under, its Certificate of Incorporation or bylaws, any statute applicable to it, any agreement to which it is a party or by which it or any of its properties are bound, any fiduciary duty or any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over it or its properties. No consent, approval, order or authorization of, or negotiation, declaration or filing with, any governmental authority, other entity or person is required of, and has not been obtained or made by, the Buyer in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

     3.3. Brokers and Finders. All negotiations relating to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby have been carried on without the intervention of any person or entity acting on behalf of the Buyer in such manner as to give rise to any valid claim against any of the Company or any of its affiliates for any brokerage or finder's commission, fee or similar compensation.

     3.4. Experience. Buyer is experienced in the purchasing, publication and distribution of newspapers and is making its own determination to proceed with the transaction contemplated under this Agreement on the basis of its own evaluation of the information and assets it has reviewed and examined and its own evaluation as to the prospects for success. Notwithstanding the foregoing, nothing in this Section 3.4 shall limit in any way any of the representations and warranties made by the Company herein or any right of the Buyer and its Indemnitees to indemnification hereunder.

     4. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER. The Buyer's obligation to purchase the Assets and to consummate the other transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless expressly waived in writing by the Buyer at or prior to the Closing.

     4.1. Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made on and as of the Closing Date and the Company shall have delivered to the Buyer a certificate to such effect executed by an officer of the Company.

     4.2. Performance of Obligations. The Company shall have performed and complied with all agreements and conditions required by this Agreement or any other written agreement executed pursuant hereto to be performed or complied with by it at or prior to the Closing Date and the Company shall have delivered to the Buyer a certificate to such effect executed by an officer of the Company.

     4.3. Legal Opinion. The Buyer shall have received an opinion of Betts, Patterson & Mines, counsel to the Company, dated the Closing Date in substantially the form of Exhibit B attached hereto.

     4.4. Injunctions. No action or proceeding shall have been instituted or threatened prior to or on the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement or the other Transaction Documents, the result of which could prevent, or in any way limit or make illegal the consummation of such transactions. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) that is in effect and has the effect of limiting or prohibiting the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

     4.5. Consents Under Contracts. The Company shall have obtained and delivered to the Buyer all consents, waivers and approvals required under any Contractual Obligations (other than Excluded Contracts) and under any permits, licenses and other governmental approvals included in the Assets to (i) permit the valid execution, delivery and performance by the Company of this Agreement or (ii) permit the valid assignment (without any adverse effect or modification) of any such Contractual Obligations, permits, licenses or other governmental approvals of the Company in connection with the consummation of the transactions contemplated hereby.

     4.6. Real Estate Documents. The Company shall have delivered to the Buyer, at the Company's expense, each of the following, in form and substance reasonably satisfactory to the Buyer, covering the Owned Real Estate:

          4.6.1. At the Closing, an ALTA 1990 owner's title policy (including extended coverage over the standard printed exceptions, access, location, environmental lien, survey and comprehensive endorsements and the endorsements listed in Schedule 4.6.1) insuring title in the Buyer to each parcel of Owned Real Estate and all recorded easements appurtenant thereto upon Closing, subject only to Permitted Exceptions, from First

     American Title Insurance Company (the "Title Insurance Company") in the amount of $412,000, together in each case with any title insurance affidavit signed by the Company required by the Title Insurance Company and copies of all documents referenced in the policy as exceptions.

          4.6.2. At least seven days prior to the Closing Date, an as-built survey relating to each parcel of Owned Real Estate from a surveyor duly licensed in Illinois which survey shall: (i) be certified to the Buyer, the Title Insurance Company and to such other parties as the Buyer may indicate, (ii) be dated within six months of the Closing Date, (iii) indicate the location, legal description and area and square feet of each parcel of Owned Real Estate, (iv) locate all easements, utilities (including connections to public streets), parking facilities, covenants and restrictions and rights of way, (v) indicate adjoining streets, building lines, surface improvements, encroachments, vehicular access and parking requirements, (vi) identify which portions of the owned Real Estate are located in a 100 year flood plain area as identified under the National Flood Insurance Program and (vii) satisfy the Minimum Standard Detail Requirements for ALTA/ACSM (1997) Land Title Surveys, including Table A requirements 3, 4, 6, 7, 8, 9, 10, 11 and 13.

          4.6.3. All keys, key cards, combinations, access devices, manuals (if any) and instructional materials (if any) necessary to obtain full access to and use of the Real Estate.

          4.6.4. A stamped general warranty deed to the Owned Real Estate, duly executed and acknowledged by the Company and in proper form for recording, conveying to the Buyer fee simple title to the Owned Real Estate, free and clear of all Liens and leases and any other matters affecting title, except the Permitted Exceptions.

          4.6.5. A written certification in accordance with section 1445 of the Code certifying that the Company is not a "foreign person" as defined in section 1445 of the Code and that the Company is therefore exempt from the withholding requirements of said section.

          4.6.6. Such other documents as may be reasonably necessary to consummate the Buyer's acquisition of the Owned Real Estate in such a way as to insure the Buyer's title to the Owned Real Estate at, and contemporaneous with, the Closing without a "gap" in coverage from the time of the Closing until the time of recording of the deeds with respect to the Owned Real Estate, including, but not limited to, the Escrow Instructions, an ALTA statement in the form of Exhibit C attached hereto and any releases and settlement agreements from existing creditors of the Company which may be necessary to assure delivery of title to the Owned Real Estate, subject only to the Permitted Exceptions.

     4.7. Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

     4.8. Noncompetition Agreements. The Company and Howard Publications, Inc., a Delaware corporation (the "Parent"), and David Simpson shall have entered into Noncompetition Agreements with the Buyer in the forms of Exhibit D and Exhibit E attached hereto, respectively (the "Noncompetition Agreements").

     4.9. No Material Adverse Change. There shall have been no material adverse change in the Business or the condition (financial or otherwise), operations, Assets or prospects of the Business since May 1, 2000.

     4.10. Additional Deliveries. The Company shall have delivered (or caused to be delivered) the following documents to the Buyer:

             (i) a bill of sale and assignment, in the form of Exhibit F attached hereto, executed by the Company, conveying the Assets to the Buyer;

            (ii) an assignment and assumption agreement, in the form of Exhibit
                 G attached hereto, executed by the Company and the Buyer, with respect to the assignment of the Contractual Obligations (other than Excluded Contracts) and the assumption of the Assumed Liabilities (the "Assumption Agreement");

           (iii) such other assignment documents, in forms reasonably acceptable to the Buyer, as may be reasonably requested by the Buyer to effectively convey to the Buyer all right, title and interest in and to the proprietary rights of the Company which constitute part of the Assets;

            (iv) any and all certificates of title to vehicles owned by the
                 Company which constitute part of the Assets, duly endorsed to Buyer; and

             (v) such other certificates or documents as the Buyer may
                 reasonably request.

     4.11. Elimination of Liabilities, Liens and Encumbrances. As of the Closing, the Company will not have any Liability related to or arising in connection with the Business (including, but not limited to, any Liability in respect of Indebtedness), other than Permitted Liabilities and Current Liabilities as will be set forth in the Closing Balance Sheet, and the Company shall have delivered to the Buyer a certificate to such effect executed by an officer of the Company. As of the Closing, all of the Assets shall be free and clear of any and all Liens (including, but not limited to, those Liens and Encumbrances listed on Schedule 2.7), other than Permitted Exceptions, and the Company shall have delivered to the Buyer a certificate to such effect executed by an officer of the Company.

     5. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY. The Company's obligation to sell the Assets to the Buyer and the other obligations of the Company to consummate the other transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless expressly waived in writing by the Company at or prior to
Closing:

     5.1. Representations and Warranties. The representations and warranties of the Buyer in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made on and as of the Closing Date and the Buyer shall have delivered to the Company a certificate to such effect executed by the President of the Buyer.

     5.2. Performance of Obligations. The Buyer shall have performed and complied with all agreements and conditions required by this Agreement or any other agreement to be performed or complied with by it at or prior to the Closing Date and the Buyer shall have delivered to the Company a certificate to such effect executed by the President of the Buyer.

     5.3. Injunctions. No action or proceeding shall have been instituted or threatened prior to or on the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement or the other Transaction Documents, the result of which could prevent, or in any way limit or make illegal the consummation of such transactions. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) that is in effect and has the effect of limiting or prohibiting the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

     5.4. Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

     5.5. Assumption Agreement. The Buyer shall have executed and delivered the Assumption Agreement.

     6.   MISCELLANEOUS COVENANTS OF THE PARTIES.

     6.1. Access to Premises and Information. On and prior to the Closing Date, the Company will permit the Buyer and its authorized representatives to have reasonable access to the records and books of account of the Company in possession of the Company that relate in any manner to the conduct or operations on or prior to the Closing Date of the Business (the "Records"), including, but not limited to, Records in respect of accounts payable, bank statements, financial statements and general ledgers. In addition, prior to the Closing Date, the Company will permit the Buyer and each of its authorized representatives reasonable access to the premises of the Company and the Business for the purpose of inspecting the tangible assets included in the Assets and reasonable access to the Real Estate, including, but not limited to, access sufficient to allow the Buyer or its representatives to conduct such environmental site assessment (including subsurface investigation) and environmental compliance review as it deems appropriate.

     6.2. Conduct of Business Prior to Closing. After the date hereof and prior to the Closing, the Company will conduct its Business, including publishing the Publications, only in the ordinary course consistent with the Company's past practice. Without limiting the generality of the foregoing, without the prior consent of the Buyer (which shall not be unreasonably withheld), the Company will not (a) increase the compensation (including, but not limited to, bonuses and employee benefits) payable on or after Closing or to become payable on or after Closing to any employee, director, agent or consultant of the Company who performs services for or in connection with the Business, (b) make any change to any benefit plan for the Company's employees who perform services for or in connection with the Business, (c) sell or permit the sale of advertising or subscription orders for the Publications, or enter into other transactions with respect to the Publications, at rates or prices lower than the rates and prices in effect for such transactions on the date hereof, other than discounts offered to advertisers in the ordinary course of business at levels consistent with the Company's past practice and other than promotion discounts offered to subscribers in the ordinary course of business consistent with the Company's past practice, (d) alter its methods, practices or terms in respect of billing or collection of accounts receivable or sale of subscriptions or pre-paid advertising in connection with the operation of the Business, (e) incur any liabilities of any kind other than amounts incurred in the ordinary course of business consistent with the Company's past practice, or (f) make any dividend or other distribution of assets used or held for use in connection with the Business (other than cash dividends) to its shareholders.

     6.3. No Solicitation of Other Offers. Prior to the Closing, the Company will not permit any of its representatives or agents, directly or indirectly, to entertain, solicit, initiate or enter into discussions, transactions or contractual obligations with, or encourage or provide any information to, any person or entity (other than the Buyer and its designees) concerning the sale of the Business (in whole or in part) or any interest therein, either by the sale of substantially all of the Assets or otherwise.

     6.4. Preparation for Closing. Each of the parties hereto agrees to use commercially reasonable efforts to bring about the fulfillment of the conditions precedent contained in this Agreement including, but not limited to, the obtaining of all necessary consents, approvals and waivers for the consummation of the transactions contemplated by this Agreement.

     6.5. Public Announcements. Subject to applicable legal requirements, each party hereto agrees that any public announcement regarding the transactions contemplated by this Agreement will be made only upon the mutual agreement of the Buyer and the Company. The foregoing shall encompass any so-called "farewell editorials" published in either of the Publications on or prior to the Closing. No provision of this Section 6.6 shall be construed as prohibiting the following disclosures: (i) disclosures of such information as may be required for federal securities, tax, accounting or other reporting purposes, (ii) disclosures to employees or independent contractors concerning changes in their status and/or benefits, (iii) disclosures to legal counsel, independent accountants and other representatives, (iv) disclosures to company parents and other company affiliates, (v) disclosures pursuant to the terms of an order of a court or other governmental authority of competent jurisdiction, (vi) disclosures required in connection with legal proceedings, (vii) disclosures required under the terms of loan, credit or similar agreements or (viii) disclosures of matters of which there is public knowledge other than as a result of disclosures made in breach hereof.

     6.6. Environmental Reports. The Buyer will have the right to retain an environmental consultant to prepare, at the Buyer's expense, an environmental assessment evaluation report with respect to each parcel of the Real Estate (an "Environmental Report"). The Buyer shall specify the scope of investigation to be conducted by such environmental consultant in the preparation of the Environmental Report. In the event that the Environmental Report discloses conditions or the possibility of conditions which, in the Buyer's sole discretion, (a) might be expected to impose a liability on the Buyer or the Company under applicable laws for clean up or other costs, (b) may make it difficult to obtain financing secured by the Real Estate or (c) are otherwise unsatisfactory to the Buyer, the Buyer may elect to terminate this Agreement at any time prior to Closing.

     6.7. Further Assurances. From time to time after the Closing, at the request of the Buyer, the Company shall execute and deliver any further instruments consistent with the terms of this Agreement, and take such other action as the Buyer may reasonably request consistent with the terms of this Agreement, in a form or manner reasonably acceptable to the Buyer, to vest or confirm in the Buyer ownership of the Assets, free and clear of any Liens and Encumbrances, or otherwise carry out the transactions contemplated hereby.

     6.8. Employees; Payments to Employees. (a) Effective as of the Closing, the Company shall terminate the employment of all employees engaged in the Business, including, but not limited to, those listed in Schedule 2.17. The Company shall cooperate reasonably with and assist the Buyer in connection with the hiring of employees of the Company who perform services for or in connection with the Business after the Closing on a case by case basis as requested by Buyer. As promptly as practicable prior to the Closing, the Buyer will provide the Company with a list of such employees of the Company that the Buyer intends to offer employment. Notwithstanding the foregoing, nothing contained in this Agreement or otherwise shall be construed to require the Buyer, contractually or otherwise, to hire any of the Company's employees.

     (b)   At or prior to the Closing, with respect to the employees listed in
Schedule 2.17, the Company shall: (i) pay to such employees all of the vacation pay and employee bonuses accrued for such employees through the Closing Date, if any, and (ii) make contributions to or for the account of such employees under or with respect to the Company's Profit Sharing and 401(k) Plan (the "Company's 401(k) Plan"), which have accrued for such employees through the Closing Date, if any.

     6.9. Tax Returns. The Company shall be responsible for the preparation and filing of all Tax returns with respect to the operations of the Business that occur prior to the Closing Date. The Buyer will afford to the Company, its counsel, and its accountants, during normal business hours, reasonable access to books, records and other data of the Company with respect to such periods, to the extent that such access may be reasonably required by the Company to facilitate the preparation of such tax returns.

     6.10. Post-Closing Consents. The Company agrees to use its best efforts, and to cooperate with the Buyer in efforts, to obtain all third party consents which may be necessary to assign from the Company to the Buyer all Contractual Obligations relating to the Business which, despite the best efforts of the Company, have not been obtained prior to the Closing. If a third party consent is needed for such an assignment and such consent is not obtained, then the Buyer shall, in its sole discretion, determine whether it wants to assume and perform any such Contractual Obligation, and with respect to any such Contractual Obligation which the Buyer elects to assume and perform, the Company shall cooperate with and assist the Buyer in connection with the protection and enforcement of the Buyer's rights under such Contractual Obligation, as if such Contractual Obligation had been effectively assigned to the Buyer, including, but not limited to, allowing the Buyer to file claims, actions or suits in the name of the Company to protect and enforce such rights.

     6.11. Access to Books and Records. After the Closing, and upon agreement by the Buyer to reimburse the Company for all of its reasonable internal and external costs and expenses directly relating thereto, the Company shall (and shall cause each of the persons and entities from whom the Company acquired the Publications and their affiliates and predecessors to), upon the Buyer's request from time to time, and upon reasonable notice, in connection with the preparation by the Buyer or its affiliates of Tax returns, audited financial statements incorporating the Publications and the Business and all requisite securities law filings (including, but not limited to, a Form 8K filing, if required, with respect to the transactions contemplated by this Agreement) and initiation or defense of litigation and third parties involving the Assumed Liabilities, (i)(A) provide to the officers and other authorized representatives of the Buyer and its affiliates reasonable access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information (including, but not limited to, work papers in the possession of current and former accountants of the Publications) relating to the Business with respect to the period prior to the Closing, (B) cause its officers to furnish to the Buyer and its authorized representatives any and all financial, technical and operating data and other information (including, but not limited to, work papers in the possession of current and former accountants of the Publications) pertaining to the Business with respect to the period prior to the Closing, and (C) make available to the Buyer and its authorized representatives personnel of the Company to consult with such personnel and (ii) make available for inspection and copying by the Buyer and its authorized representatives true and complete copies of any documents relating to the foregoing.

     6.12. Accounts Receivable. From the Closing Date, the Company constitutes and appoints the Buyer and its successors and assigns as the Company's attorney-in-fact, with full power of substitution, to execute, sign, endorse or deliver, in the Company's name, receipts or any other documents necessary to evidence, collect or otherwise realize upon any accounts receivable included in the Assets and to institute and prosecute, in the name of the Company or the Buyer all proceedings and actions which the Buyer may deem desirable to collect, assert or enforce any claim, right or title of every kind in and to any such receivables. The Company agrees that the foregoing powers are coupled with an interest and are not and shall not be revocable by the Company in any manner or for any reason (including, but not limited to, the liquidation or dissolution of any Company). Buyer shall use commercially reasonable efforts to collect all of the accounts receivable which arose from transactions prior to the Closing ("Uncollected Receivables"). Payments received by the Buyer from any payee on or after the Closing, unless otherwise specified to the Buyer by a payee based on a dispute with respect to such payee's account, shall be applied first to the oldest Uncollected Receivable of such payee. At the end of ninety (90) days after the Closing, Buyer shall provide the Company with a written summary of all Uncollected Receivables which are then owing and outstanding. Within ten (10) days of receipt of such summary, the Company shall pay to the Buyer the sum of all Uncollected Receivables which have not been collected by the Buyer and the Buyer shall assign such Uncollected Receivables to the Company.

     6.13. Personnel Records. The Buyer and the Company acknowledge and agree that the Company may retain a copy of all personnel records included in the Assets.

     7.    INDEMNIFICATION.

     7.1. Representations and Warranties. (a) The Company hereby agrees to indemnify the Buyer and to hold the Buyer harmless from, against and in respect of the following: any and all damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, claims, losses (including, but not limited to, the reasonable cost of required repair, clean-up or other remedial action), diminution in value (including loss or damage to the goodwill of the Business or the Publications), costs, expenses, fees, obligations and Liabilities (including costs of collection and reasonable attorneys' fees and expenses) (herein called a "Loss" or "Losses") arising from or related to any breach of, or inaccuracy in, any representation or warranty made by the Company in this Agreement or in any schedule or exhibit hereto or in any certificate or agreement executed or delivered pursuant to this Agreement.

     (b) The Buyer hereby agrees to indemnify the Company, and to hold the Company harmless from, against and in respect of any Losses arising from or related to any breach of, or inaccuracy in, any representation or warranty made by or on behalf of the Buyer in this Agreement or in any schedule or exhibit hereto or in any certificate or agreement executed or delivered pursuant to this Agreement (a Buyer Indemnitee and the Company are sometimes referred to herein as an "Indemnitee").

     (c) The representations and warranties of the parties contained in this Agreement will survive the Closing and will remain in full force and effect thereafter, notwithstanding any investigation or access to information by or on behalf of any party, until December 31, 2001, except that (i) the representations and warranties made by the Company in Sections 2.1 and 2.2, the first sentence of Section 2.7, the second sentence of Section 2.8 and Section
2.16 shall survive without limitation as to time and (ii) the representations and warranties contained in Section 2.6 shall survive until 30 days after the expiration of all applicable statutes of limitations; provided, however, that all such representations and warranties shall survive without time limitation with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period to the Company. A party shall not be entitled to any indemnification for breach of a representation or warranty if notice of a claim of a breach of such representation or warranty is not received within the applicable survival period.

     7.2. Other Liabilities; Guaranty. (a) The Company agrees to indemnify the Buyer and to hold the Buyer harmless from, against and in respect of any Loss to the extent it: (i) arises from any breach by the Company of a covenant made by it in this Agreement, (ii) arises from or relates to any Liability of the Company existing as of the Closing or arising out of the consummation of the transactions contemplated hereby, other than an Assumed Liability, (iii) arises from the publication of the Publications or the ownership, use or operation of the Publications or Assets prior to the Closing, (iv) arises from any violation by the Company of any Legal Requirements prior to the Closing, (v) arises from any Liabilities or obligations of the Company relating to the presence, disposal, spillage, discharge, transportation, emission, leakage, release or threatened release ("Presence or Release"), on or prior to the Closing Date, of any Hazardous Substances which are at, in, on, under, about, from or affecting any Real Estate on the Closing Date or (vi) arises from any Liability with respect to any Plan maintained or contributed to by the Company or any affiliate of the Company. Notwithstanding anything else to the contrary in this Agreement, the Company shall not have any indemnification or other liability to the Buyer for any Assumed Liability.

          (b) The Buyer hereby agrees to indemnify the Company and its affiliates, officers, directors, employees and agents, and hold each of them harmless from, against and in respect of any Loss to the extent it arises from:
(i) any breach by Buyer of a covenant made by it in this Agreement, including, but not limited to, Section 6.12 hereof, (ii) arises from the publication of the Publications or the ownership, use or operation of the Publications or Assets after the Closing, or (iii) any Assumed Liability.

     7.3. Notice of Claims. As soon as reasonably possible, and in any event within 30 days after the receipt by an Indemnitee of notice of any claim against such Indemnitee or the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against an Indemnifying Party pursuant to this Section 7, give such Indemnifying Party written notice thereof. The failure to give any notice required by this Section 7 shall not relieve any Indemnifying Party of any obligations contained in this
Section 7 except and only to the extent that the failure to give such notice actually and materially prejudices the rights of such Indemnifying Party. Each and every claim, action, proceeding or remedial action referenced in this
Section 7.3 shall hereinafter be referred to as a "Claim."

     7.4. Defense of Claims. (a) The Indemnitee and the Indemnifying Party shall use its best efforts to cooperate in the defense or compromise of any Claim in a manner reasonably calculated to minimize the liability of the Indemnifying Party under Section 7.

          (b) If the Indemnifying Party, or any insurance carrier of such Indemnifying Party, agrees to assume the defense of Indemnitee with respect to such Claim, from and after the date of such assumption, the Indemnifying Party shall have no further liability for counsel fees or expenses of separate counsel of the Indemnitee; provided that in such case such Indemnitee shall retain the right to employ its own counsel and to participate in the defense of any Claim, but such Indemnitee shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

          (c) In the case of such an assumption, the Indemnifying Party shall have the authority to negotiate, compromise and settle such Claim, provided that, unless the relevant Indemnitee shall have previously agreed otherwise in writing (which agreement will not be unreasonably withheld or delayed), any compromise or settlement of such Claim shall include a complete release of all other Claims by the third party bringing the Claim against such Indemnitee and provided further that, except for the settlement of a Claim that involves the payment of money only (in which case the Indemnifying Party shall give the Indemnitee the opportunity to discuss with it such payment, which opportunity shall not affect the right of the Indemnifying Party to effect such settlement in its discretion without the Indemnitee's consent), the Indemnifying Party shall not settle or compromise any claim without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld unless such claims can diminish the value of the Indemnitee's business, in which case such consent may be withheld in the Indemnitee's sole discretion).

          (d) The Indemnitee may compromise or settle any Claim against it at any time, but if such compromise or settlement is made without the prior written consent of the Indemnifying Party (which prior written consent may not be unreasonably withheld or delayed), the Indemnifying Party shall not be required to pay such Indemnitee in respect of any liability resulting from such compromise or settlement; provided, however, that if in the reasonable judgment of the Indemnitee it would be materially harmed or otherwise prejudiced by not entering into a proposed settlement or compromise and the Indemnifying Party unreasonably withholds consent to such settlement or compromise, the Indemnitee may enter into such settlement or compromise and such settlement or compromise shall not be conclusive as to the liability of the Indemnifying Party to the Indemnitee.

     7.5. Limitations on Liability

     (a) Notwithstanding anything contained herein to the contrary, except as set forth in this sentence and the following sentence, the Company shall be obligated to indemnify the Buyer and its Indemnitees for Losses pursuant to
Section 7.1(a) only if the aggregate amount of such Losses exceeds $15,000 (the "Basket") provided, that in the event that the aggregate amount of such Losses exceeds such amount, the Company shall be obligated to indemnify the Buyer and its Indemnitees to the full extent of such Losses, provided, however, that in no event will the Company be obligated to pay any amounts to the Buyer in excess of the Purchase Price (the "Cap"). Nothing contained herein shall in any way limit, or be deemed to limit, or otherwise affect the rights of the Buyer and its Indemnitees to indemnification under or with respect to, and the Basket and the Cap shall not apply to, (i) Losses arising from breaches of the representations and warranties of the Company in Sections 2.6, 2.16 and 2.21 or (ii) Losses for which the Buyer and its Indemnitees are entitled to indemnification pursuant to
Section 7.2(a) with respect to Environmental Liabilities and Tax Liabilities.

     (b) Notwithstanding Section 7.1, the Buyer shall be obligated to indemnify the Company for Losses pursuant to Section 7.1(b) only if the aggregate amount of such Losses exceeds $15,000 (provided, that in the event that the aggregate amount of such Losses exceeds such amount, the Buyer shall be obligated to indemnify the Company to the full extent of such Losses). Nothing contained herein shall in any way limit, or be deemed to limit, or otherwise affect the rights of the Company to indemnification under or with respect to, and the Basket shall not apply to, Losses for which the Company is entitled to indemnification pursuant to Section 7.2(b).

     8. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by hand delivery or overnight courier delivered or addressed as follows or to such other address or addresses of which the respective party shall have notified the other parties.

     If to the Company to:

          Howard Publications
          770 - 11th Avenue
          P.O. Box 3003
          Longview, WA 98632-0303
          Attention: Richard Newell
     with a copy to:

          Betts, Patterson & Mines
          800 Financial Center
          1215 Fourth Ave.
          Seattle, Washington 98161-1090
          Attention: Gary A. Bergquist, Esq.

     If to the Buyer, to:

          Liberty Group Illinois Holdings, Inc.
          3000 Dundee Road
          Northbrook, Illinois 60062
          Attention: Kenneth L. Serota
                     President

     with a copy to:

          Katten Muchin Zavis
          525 West Monroe Street
          Suite 1600
          Chicago, Illinois 60661
          Attention: Kenneth W. Miller, Esq.

     9. EXPENSES OF TRANSACTION. Whether or not the transactions provided for herein are consummated, each of the parties hereto will assume and bear all expenses, costs and fees incurred by such party in connection with the preparation, negotiation and execution of this Agreement and the other agreements and documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including without limitation, fees for lawyers and accountants. All transfer and other Taxes incurred in connection with the consummation of the transactions contemplated hereby shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax returns and other documentation with respect to such transaction and other Taxes.

     10. ENTIRE AGREEMENT. The agreement of the parties that is comprised of this Agreement, the Exhibits and Schedules hereto and the other documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, whether oral or written, relating to the subject matter of this Agreement.

     11. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company and the Buyer.

     12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     13. WAIVER OF JURY TRIAL. The Company and the Buyer hereby irrevocably waive, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated hereby.

     14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same instrument.

     15. TELECOPY EXECUTION AND DELIVERY. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

     16. HEADINGS. The headings contained in this Agreement are inserted only for convenience of reference and in no way define, limit, or describe the scope or intent of this Agreement.

     17. KNOWLEDGE. The phrases "to the knowledge", "to the best of the knowledge", "knowledge" or similar terms as used in this Agreement shall mean to the current and actual knowledge or belief of the party, or any of the directors or officers of the party to whose knowledge reference is being made.

     18. TERMINATION. If the Closing shall not have occurred on or before forty-five (45) days after the date hereof (other than as a result of a breach by the terminating party of its obligations hereunder), this Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing, (i) by the Buyer by giving written notice to the Company as provided herein, (ii) by the Company giving written notice to the Buyer as provided herein or (iii) by the Buyer within ten (10) days of receipt of any supplements to the Schedules to this Agreement if such supplements together with all other supplements, reflect a material change of a fact or a correction of a representation or warranty (if the Buyer does not terminate this Agreement within such ten (10) day period it will be deemed to have accepted such supplement) and in any such case, except for obligations as to the confidentiality, the parties shall have no further obligations to each other under this Agreement.

     19. CONFIDENTIALITY. Except as otherwise necessary to complete the transaction contemplated by this Agreement or as required by law, each party agrees that it shall keep confidential and shall not disclose to any third person or entity the terms of this Agreement or the other Transaction Documents or any related transactions without the prior written consent of the other party. It is understood that the Company and the Parent may now have or hereafter obtain confidential information concerning the Business which, if known to competitors thereof, may damage the Buyer. The Company and the Parent agree that from and after the Closing Date, they will not divulge to any third party any confidential information which they may now have or hereafter obtain concerning the Business.

     20. NONWAIVER. No waiver of any party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be deemed or construed as a further or continuing waiver of any such condition or breach or waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement.

     21. AMENDMENT. This Agreement may be modified or amended only by an instrument in writing duly signed by the parties hereto.

                            (Signature page follows)

     The parties to this Agreement have duly executed it as of the day and year first above written.



                                        MID-ILLINOIS NEWSPAPERS, INC.


                                        By:
                                           -------------------------------------
                                        Its: Secretary


                                        LIBERTY GROUP ILLINOIS HOLDINGS, INC.


                                        By:
                                           -------------------------------------
                                        Its:
                                            ------------------------------------



Solely for the purposes
of Paragraph 19 hereof:

HOWARD PUBLICATIONS, INC.


By:
   -------------------------------------
Its:
    ------------------------------------

                                LIST OF SCHEDULES

Schedule 1.1             Machinery, Equipment, Inventory and Supplies
Schedule 1.4(iii)        Excluded Contracts
Schedule 1.4(viii)       Other Excluded Assets
Schedule 1.6             Allocation of Purchase Price
Schedule 2.4(b)          Adjustments Necessary to Comply with GAAP
Schedule 2.5.1           Liabilities
Schedule 2.5.2           Adverse Changes in the Assets
Schedule 2.7             Title to Assets
Schedule 2.8(a)(i)       Owned Real Estate
Schedule 2.8(a)(ii)      Permitted Exceptions
Schedule 2.8(b)          Leased Real Estate
Schedule 2.8(c)          Compliance with Legal Requirements
Schedule 2.11            Operations in Conformity with Law; Litigation
Schedule 2.12            Welfare and Benefit Plans
Schedule 2.13            Labor Relations
Schedule 2.14            Material Licenses and Permits
Schedule 2.15(a)         Proprietary Rights
Schedule 2.15(b)         Year 2000 Matters
Schedule 2.16            Environmental Matters
Schedule 2.17            Employees
Schedule 2.18            Contractual Obligations
Schedule 2.19            Transactions with Affiliates
Schedule 2.22            Insurance Policies
Schedule 2.23            Corporate Names
Schedule 4.6.1           Endorsements


                                LIST OF EXHIBITS


Exhibit A                Form of Escrow Instructions
Exhibit B                Form of Legal Opinion
Exhibit C                Form of ALTA Statement
Exhibit D                Form of Noncompetition Agreement (Entities)
Exhibit E                Form of Noncompetition Agreement (Individual)
Exhibit F                Form of Bill of Sale and Assignment
Exhibit G                Form of Assignment and Assumption Agreement